Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Abri SPAC 2, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units (the “Units”), each consisting of one share of common stock, $0.0001 par value, one redeemable warrant, each to purchase one share of common stock (“Redeemable Warrants”), and one right, each entitling the holder thereof to 1/10 of one share of common stock (“Rights”) (2)	457(a)	11,500,000	$10.00	$115,500,000	$0.0000927	$10,660.50
Fees to Be Paid	Equity	Shares of Common Stock, $0.0001 par value (“Common Stock”), included as part of the Units (3)	457(g)	11,500,000	$10.00	-	-	(4)
Fees to Be Paid	Equity	Redeemable Warrants included as part of the Unit (3)	457(g)	11,500,000	-	-	-	(4)
Fees to Be Paid	Equity	Rights included as part of the Unit (3)	457(g)	11,500,000	-	-	-	(4)
Fees to Be Paid	Equity	Shares of Common Stock underlying the Rights included as part of the units (3)included as part of the Units (3)	457(a)	1,150,000	10.00	$11,500,000	$0.0000927	$1,066.05
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of Redeemable Warrants included as part of the Units (3)	457(a)	11,500,000	11.50	$132,250,000	$0.0000927	$12,259.58
Fees to Be Paid	Equity	Unit Purchase Option	457(a)	1	$100.00	$100.00	$0.0000927	$0.01
Fees to Be Paid	Equity	Units underlying the Representative’s Unit Purchase Option (“Representative Units”)	457(a)	690,000	$10.00	$6,900,000	$0.0000927	$735.57
Fees to Be Paid	Equity	Shares of Common Stock included as part of the Representative Units(3)	457(g)	690,000	-	-	-	(4)
Fees to Be Paid	Equity	Redeemable Warrants included as part of the Representative Units(3)	457(g)	690,000	-	-	-	(4)
Fees to Be Paid	Equity	Rights included as part of the Representative Units(3)	457(g)	690,000	-	-	-	(4)
Fees to Be Paid	Equity	Shares of Common Stock underlying the Rights included in the Representative Units(3)	457(a)	69,000	-	$793,500	$0.0000927	$73.56
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of Redeemable Warrants included in the Representative Units	457(a)	690,000	11.50	$7,935,000	$0.0000927	$735.57
	Total Offering Amounts							$275,413,600.00
	Net Fee Due							$25,530.84

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes 1,500,000 units, consisting of 1,500,000 shares of common stock, 1,500,000 redeemable warrants and 1,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any; and (B) shares of common stock and redeemable warrants underlying such units.

(3)	Pursuant to Rule 416, there are also being granted an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A